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                              ARTICLES OF AMENDMENT
                                       OF
                              BRE PROPERTIES, INC.



          BRE Properties, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: The charter of the Corporation is hereby amended by striking out Paragraph (a) of Article IV and inserting in lieu thereof the following:

          (a) CAPITAL STOCK. The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is one hundred ten million (110,000,000) consisting of one hundred million (100,000,000) shares of common stock, par value $0.01 per share ("Common Stock") and ten million (10,000,000) shares of preferred stock, par value $0.01 per share ("Preferred Stock"). The aggregate par value of all authorized shares having a par value is $1,100,000.

          SECOND: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation.

          THIRD:

          (a) As of immediately before this amendment, the total number of shares of stock of all classes which the Corporation has authority to issue is sixty million (60,000,000) shares, of which fifty million (50,000,000) are Common Stock, par value $0.01 per share, and ten million (10,000,000) are Preferred Stock, par value $0.01 per share.

          (b) As amended, the total number of shares of stock of all classes which the Corporation has authority to issue is one hundred ten million (110,000,000) consisting of one hundred million (100,000,000) shares of Common Stock, par value $0.01 per share, and ten million (10,000,000) shares of Preferred Stock, par value $0.01 per share.

          (c) The aggregate par value of all shares having a par value is $600,000 before this amendment and $1,100,000 as amended.

          FOURTH: The shares of stock of the Corporation are divided into classes. The description of the classes of the Corporation's shares required by
Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by this amendment.

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          IN WITNESS WHEREOF, BRE Properties, Inc., has caused these presents to be signed in its name and on its behalf by its Senior Executive Vice President and attested by its Secretary on April 18, 1997.


ATTEST:                                      BRE Properties, Inc.


/s/ LeRoy E. Carlson                         /s/ Jay W. Pauly
---------------------------------            -----------------------------------
LeRoy E. Carlson,                            Jay W. Pauly,
Secretary                                    Senior Executive Vice President


          THE UNDERSIGNED, Senior Executive Vice President of BRE Properties, Inc., who executed on behalf of said Corporation, the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                        /s/ Jay W. Pauly
                                        ----------------------------------------
                                        Jay W. Pauly,
                                        Senior Executive Vice President